Exhibit 10.1
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT is entered into as of February 25, 2011 (the “Effective Date”), by and between Wm. Britton Greene (the “Executive”) and The St. Joe Company, a Florida corporation (the “Company”).
     WHEREAS, the Company and the Executive (the “Parties”) have entered into an Employment Agreement dated as of July 27, 2006, as amended (the “Employment Agreement”); and
     WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive have agreed that the Executive’s employment with the Company shall terminate, and that the Executive shall resign from his positions as Chief Executive Officer of the Company effective as of a date selected by the Company, not later than the earlier of the filing by the Company of the Form 10-K for the year ended December 31, 2010 or Midnight Eastern time on March 3, 2011 (the “Termination Date”), and as a member of the Board effective as of the Effective Date.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
1. Definitions
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition “control”, when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled by” shall have the meanings correlative to the foregoing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.
2. Termination of Employment
     2.1 The Executive’s employment by the Company, and any and all titles, positions and appointments the Executive holds with the Company and its Affiliates, whether as an officer or employee (including, without limitation, as Chief Executive Officer of the) shall cease as of the Termination Date. The Executive hereby resigns, effective as of the Effective Date, from the Board of Directors of the Company and any of its Affiliates.

     2.2 As of the Termination Date, the Executive shall also have a “separation from service” with the Company within the meaning of Code Section 409A and the regulations thereunder, and notwithstanding anything in this Agreement to the contrary, he shall have no duties or responsibilities after the Termination Date that are inconsistent with having had such a separation from service as of the Termination Date.
3. Compensation and Other Benefits
     3.1 The Executive shall continue to receive his annual base salary, at the annual rate of $730,000 per annum (“Base Salary”), for his employment through the Termination Date, in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time.
     3.2 The Company shall also provide the following payments and benefits to the Executive:
          (a) pay to the Executive, in a cash lump sum on the first business day following the end of the six month period following the Termination Date, an amount equal to $2,920,000;
          (b) pay to the Executive a pro rata annual bonus of $118,000, as a cash lump sum at the same time the Company pays other executive bonuses for calendar year 2011, but no later than March 15, 2012;
          (c) pay to the Executive $1,053,225 on the first business day following the end of the six month period following the Termination Date;
          (d) provided that Executive elects to continue his and his family’s medical and dental insurance under COBRA, pay Executive’s COBRA premium for the lesser of eighteen (18) months following the Termination Date or the date on which the Executive becomes ineligible for COBRA continuation coverage. The Executive shall be responsible to reimburse the Company, on a monthly basis, for an amount equal to the employee contribution that would be required of an employee participating in the medical and dental insurance plan, as in effect from time-to-time (the “Employee Contribution”). If, at the end of the eighteen (18) month period, the Executive has not become eligible for coverage under the healthcare insurance plan or another employer, the Company shall pay to the Executive, on the first business day that is at least eighteen (18) months after the Termination Date, in a single lump sum, an amount equal to six (6) times the monthly premium for medical and dental insurance coverage providing substantially the same benefits as the medical and dental insurance coverage provided to the Executive and his family under COBRA as in effect at the end of the eighteen (18) month period, less an amount equal to six (6) months of the Employee Contribution. Provided that the Executive elects to convert the basic life and disability insurance policies, the Company will pay the premiums for those policies for a period of twenty-four (24) months following the Termination Date. The Company will continue to provide any supplemental life or disability insurance benefit in effect as of the Effective Date for a period of twenty-four (24) months following the Termination Date;
          (e) pay up to $20,000 as reimbursement for outplacement services, upon the Executive’s presentation to the Company of proper documentation supporting expenditures for outplacement services during the 18 months period following the Termination Date;
          (f) reimburse the Executive up to $75,000 to defray the cost of relocation expenses actually incurred by the Executive if the Executive relocates from his present residence in WaterColor, Florida to a location more than fifty (50) miles from WaterColor, Florida within twenty-four months following the Termination Date. The Executive shall submit invoices and/or receipts for all expenses for which he seeks reimbursement no later than the end of the twenty-fifth month following the Termination Date, and the Company shall reimburse the Executive for all reimburseable expenses up to $75,000 within ten (10) business days of its receipt of invoices and/or receipts for the expenses actually incurred. The reimburseable expenses shall include professional packing, moving and temporary storage of household items and vehicles, closing costs and commissions on the sale of the WaterColor residence, and closing costs on the acquisition of a newly-acquired primary residence;
          (g) as of the Effective Date, (i) all of the Executive’s outstanding stock options and restricted stock awards under the Company’s 1999 Stock Incentive Plan, (ii) all of the Executive’s outstanding stock options and restricted stock awards under the Company’s 2009 Equity Incentive Plan, excluding the February 7, 2011 performance-vesting restricted stock award (the “2011 Performance Award”), (iii) with respect to the 2011 Performance Award, the greater of 22,613 shares (fifty (50) percent of the 2011 Performance Award) or the number of shares described in Section 4(d)(ii) of Exhibit A to the 2011 Performance Award, and (iv) all of the Executive’s accrued benefits under the Company’s Supplemental Executive Retirement Plan, shall all be fully vested and non-forfeitable;
          (h) as of the Termination Date, to the extent that any of the Executive’s stock option and restricted stock awards is not, and has not become, fully vested and exercisable on or before such date, whether under the terms of this Agreement or otherwise, the Executive shall be entitled to vesting, payment and exercisability of the unvested or unexercised portion of such awards to the fullest extent permitted under the terms of the governing stock plan and award documents, as each is in effect on the Effective Date, that apply to award recipients who have “retired”, taken “retirement”, or the equivalent, under such awards. Any determination by the Board, its Compensation Committee or any other person that the Executive has engaged in conduct that would cause the unvested or unexercised portion of any such award to be forfeited prior to vesting or exercise shall be subject to de novo review in accordance with Section 10.12 of this Agreement;
          (i) establish a “rabbi trust” with an independent financial institution as trustee, and fully fund such trust for the payments described in Sections 3.2(a), 3.2(b), 3.2(c), and 3.2(f), as soon as practicable after the Effective Date, but no later than March 1, 2011;

          (j) promptly pay, or reimburse the Executive for, any and all legal fees and disbursements incurred by him in connection with negotiating, entering into, or implementing, the arrangements set forth in this Agreement, up to a maximum amount of $150,000; provided, however, that “implementing” shall not include any legal fees and disbursements incurred by the Executive in connection with any claim arising out of or relating to this Agreement; and
          (k) If any payments to the Executive or on the Executive’s behalf under this Section 3.2 are due prior to the expiration of the revocation period of the releases described in Section 4.1 of this Agreement, such payments shall be made on the first business day following the end of the revocation period; provided, however, that if such payments are required to be made to a third party, the Executive shall be responsible to make such payments in a timely manner and the Executive will be reimbursed by the Company.
     3.3 Return of Payments. Anything in this Agreement to the contrary notwithstanding, all payments and benefits to the Executive under Sections 3.2(a) through (f) shall be returned to the Company promptly if (i) the Executive willfully and materially breaches his obligations under Sections 5.1, 5.5, and 5.6 of this Agreement (the “Restrictions”) within two years after the Termination Date, (ii) such breach of the Restrictions has not been cured on 20 days written notice from the Company to the Executive requesting cure, and (iii) such uncured breach causes significant harm to the Company. In addition, all payments and benefits to the Executive under Sections 3.2(a) through (f) shall remain subject to recoupment by the Company to the extent required under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Act.
4. Effect of Termination
     4.1 Mutual Release. The Executive shall execute and deliver to the Company a general release of claims in the form attached hereto as Exhibit A (the “First Mutual Release”) no sooner than the Effective Date and no later than the twenty-first (21st) day after the Effective Date. The Executive shall also execute and deliver to the Company a general release of claims in the form attached hereto as Exhibit B (the “Second Mutual Release”) no sooner than the Termination Date and no later than the twenty-first (21st) day after the Termination Date. If the Executive fails to timely execute and deliver the First Mutual Release or the Second Mutual Release, or if the Executive timely revokes the First Mutual Release or the Second Mutual Release, the Company shall not be obligated to provide any of the payments and/or benefits set forth in Section 3.2(a) through (e). Any action required to be taken by the Executive in this Section 4.1 shall be taken by the Executive’s executor(s) or legal representative(s) in the case of the Executive’s death or legal incapacity. The Company shall also execute and deliver to the Executive the First Mutual Release on the Effective Date, and execute and deliver the Second Mutual Release no sooner than the Termination Date and no later than the fifth (5th) day after the Termination Date.
     4.2 Mutual Non-Disparagement. The Executive and the Company each agree that they will not make any intentionally negative or disparaging comments about the other, except as permitted under Section 4.4 of this Agreement.

     4.3 Return of Property. On or before the Termination Date, the Executive shall return to the Company all of the Company’s property of which he is in possession, including, without limitation, any material and documentation that constitutes Confidential Information, credit cards, computers, and keys.
     4.4 Permissible Disclosures and Retained Documents. Notwithstanding anything in this Agreement or elsewhere to the contrary, nothing shall preclude:
          (a) the Executive or the Company from making truthful statements, or from disclosing documents or information, (A) when required by applicable law, regulation, order, or the like, (B) in connection with any proceeding to enforce the terms of this Agreement, (C) in confidence to any professional for the purpose of securing professional advice, or (D) in the case of the Executive, in connection with performing his duties for the Company or its Affiliates, or
          (b) the Executive from retaining and using, both during and after the Employment Period, his rolodex (and electronic equivalents); documents and information relating to his personal entitlements and obligations; and his personal files (to the extent that such files do not contain Confidential Information).
     4.5 Company Arrangements. The Executive shall be entitled to any other or additional benefits in accordance with the then-applicable terms of any applicable plan, program, governance document, agreement, or arrangement of the Company or any of its Affiliates (each a “Company Arrangement”; collectively, “Company Arrangements”), such payments and benefits, if due as of the Effective Date, to be provided within thirty (30) days thereafter and, if due after the Effective Date, to be provided promptly when due. For avoidance of doubt, payments due to the Executive under the Company’s Supplemental Executive Retirement Plan shall be made at the time(s), and in the amount(s), required under the Company’s Supplemental Executive Retirement Plan and the Executive’s elections thereunder.
5. Executive’s Commitment to the Company
     5.1 Confidentiality. The Executive shall not, prior to and for two years after the Termination Date (and for an indefinite period for Confidential Information composed of trade secrets of the Company), disclose any Confidential Information to any Person for any reason or purpose whatsoever, other than in connection with the performance of the Executive’s duties under this Agreement. The term “Confidential Information” shall mean all confidential information of or relating to the Company and any of its Affiliates, including, without limitation, financial information and data business plans and information regarding prospects and opportunities, but does not include any information that is or becomes public knowledge by means other than the Executive’s breach or nonobservance of the Executive’s obligations described in this Section 5.1. Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Company with prior written notice of any such required or potentially required disclosure and shall cooperate with the Company and use his best efforts under such circumstances (at the Company’s sole expense) to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.
     5.2 Litigation. The Executive agrees to cooperate fully with the Company, or its assignee, and counsel for the Company, or its assignee, in any and all matters involving litigation, administrative proceedings, arbitration or governmental investigations. The Executive’s cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony. To the extent that the Executive’s cooperation involves travel, the Company or its assignee will reimburse the Executive for reasonable travel expenses. To the extent that the Executive’s cooperation reasonably leads him to incur out-of-pocket expenses, including without limitation, attorney’s fees, the Company or its assignee will reimburse such expenses, provided they are reasonably incurred and supported by reasonable documentation. The Executive will make available, at the expense of the Company or its assignee, copies of all documents and files reasonably requested by the Company in connection with this duty of cooperation, excluding only those documents and files which are subject to any attorney-client privilege work product doctrine, or other legal protection from disclosure that is held solely by the Executive in his individual capacity, as opposed to any privilege or legal protection from disclosure held by the Company.
     5.3 Compliance with Securities Laws. The Executive agrees not to directly or indirectly buy or sell the Company’s stock or other securities as long as he possesses “material nonpublic information” as that term is defined by interpretations of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Without limiting the generality of the foregoing, the Executive further agrees to abide by the Company’s insider trading policy as in effect on the Effective Date until two business days after the public release of the financial results for the first fiscal quarter of fiscal year 2011.
     5.4 Other Positions. The Executive shall resign as of the Termination Date from any administrative roles in any agreements sponsored by the Company and its Affiliates and will execute all instruments and documents requested by the Company to effectuate this and the termination of employment and of other duties and positions as described in Section 2.1 of this Agreement.
     5.5 Non-Compete. The Executive agrees not to directly or indirectly compete with the business of the Company and its successors and assigns for a period of one year following the Termination Date. The term “not compete” as used herein shall mean that the Executive shall not own, manage, operate, consult or be an executive in any business or legal entity that is in the commercial, hotel and/or residential real estate development business that competes with the Company or any of its Affiliates anywhere in Florida or Georgia. Notwithstanding the foregoing, the Executive may own up to 5% of any stock or security that is publicly traded on any national securities exchange or other market system. “Compete” shall be defined as engaging in commercial, hotel and/or residential real estate development projects where total annual development costs for all such projects in Florida and/or Georgia meet or exceed $50,000,000.

The Company and the Executive acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. This covenant not to compete is contemplated to protect the Company’s legitimate business interests.
     5.6 Non-Solicitation. The Executive agrees, for a period of one year from the Termination Date, that the Executive will not, without the prior written approval of the Company, directly or indirectly: (i) solicit for hire any employees of the Company or any Affiliate, or (ii) induce any employee of the Company or any Affiliate to terminate their relationship with the Company or Affiliate. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation not specifically directed to the Company or its Affiliate’s employees.
     5.7 Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 5. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 5, and to specific performance of each of the terms of this Section 5 in addition to any other legal or equitable remedies that the Company may have, including those set forth in Section 3.3. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that the Company has an adequate remedy at law.
     5.8 Special Severability. The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. Furthermore to the extent any term or provision of this Section 5 would be declared invalid due to its duration, geographic scope or other term, it is the intent of the parties that the duration, geographic scope or other term be reformed to conform to the fullest extent that would be enforceable, and that the term or provision be so enforced.
6. Successors
     6.1 The Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive, other than by will or the laws of descent and distribution or as described in this Section 6.1. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives. The Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate(s), executor(s) or other legal representative(s).

     6.2 The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     6.3 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and the Executive will consent to such successor’s assumption. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
7. Additional Payments
     7.1 Excise Tax Payments. Anything in this Agreement or any other Company Arrangement to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of the Executive, whether paid, distributed or vested pursuant to this Agreement or otherwise (a “Payment”), is or will be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company will attempt to minimize any Excise Tax, provided however, that no such minimization attempts shall include any acceleration of any payments, and provided further that if the Payments result in an Excise Tax and reducing the Payments eliminates the Excise Tax, then the Executive agrees to reduce the Payments (by up to 10%, and by first reducing or eliminating the portion of the Payments which are payable in cash and then by reducing non-cash Payments) until they do not trigger an Excise Tax. If any Excise Tax would still exist after the aforementioned reduction in the Payments, then there shall be no reduction in the Payments.
     7.2 Calculation of Gross-Up Payments. Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including the amount of a Gross-Up Payment, shall be made by KPMG LLP or another mutually agreeable nationally recognized accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of (i) the Executive’s notice to the Company of a claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment, (ii) the Company’s reporting or withholding for the Excise Tax, or (iii) such earlier or later time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts (or does not pursue) its remedies pursuant to Section 7.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
     7.3 Contested Payments. The Parties agree that, based upon the facts presently known to them, they believe no Excise Tax is payable by the Executive based on this Agreement or any other Company Arrangement. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 20 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
          (a) give the Company any information reasonably requested by the Company relating to such claim;
          (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
          (c) cooperate with the Company in good faith in order effectively to contest such claim; and
          (d) permit the Company to participate in any proceedings relating to such Claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In the event that the Company elects to, or directs the Executive to, contest any claim by the Internal Revenue Service that, if successful, would require payment by the Company of the Gross-Up Payment under this Section 7, then in no event shall the Executive be entitled to the payment of such Gross-Up Payment until such claim and all administrative appeals, proceedings, hearings and conferences before any agency, tribunal, court, or taxing authority, including, but not limited to, the Internal Revenue Service, in respect of such claim have been exhausted.
     7.4 Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     7.5 Payment of Gross-Up Payments. Notwithstanding any provision of this Agreement to the contrary, any Gross-Up Payment due to the Executive under this Agreement shall not be made until the Termination Date. The Executive shall be paid the Gross-Up Payment due to him under this Agreement, if any, in a single sum, within five days after the later of (i) the expiration of the 30-day period following the date on which Executive provided notice to the Company of a claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment, (ii) the date on which the Company has exhausted, abandoned or resolved all administrative appeals, proceedings, hearings and conferences in which the claim was or could be contested, or (iii) the Company’s reporting or withholding for the Excise Tax, subject to Section 7.6 below. All Gross-Up Payments by the Company to the Executive under this Agreement shall be paid in any event no later than the last day of the Executive’s taxable year following the taxable year in which the Executive remits the taxes to which a payment to the Executive by the Company relates.

     7.6 Code Section 409A
          (a) This Agreement and the amounts payable hereunder are intended to qualify for an exemption from, or alternatively to comply with the requirements of, Section 409A of the Code, and shall be interpreted in accordance with such intent. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement or otherwise by reason of the Executive’s separation from service, then if and to the extent necessary to comply with Code Section 409A (i) if the payment or distribution of such amount or benefit is payable in a lump sum, such payment or distribution will be delayed until the first day following the six-month anniversary of the Executive’s termination of service, and (ii) if the payment or distribution of such amount or benefit is payable over time, the amount that would otherwise be payable during the six-month period immediately following the Executive’s termination of service will be accumulated and paid to the Executive, without interest, on the first day following the six-month anniversary of the Executive’s termination of service (or, if earlier, the date of his death), whereupon the normal payment schedule will resume.
          (b) With respect to the continuation of medical coverage after the Termination Date, if deemed necessary or advisable to secure an exemption from Code Section 409A, the Company shall impute income to the Executive for such medical coverage through the period that ends on the earlier of (i) the end of the Company’s obligation to provide such coverage, or (ii) December 31 of the second calendar year following the year in which the Termination Date occurs. Immediately prior to such December 31 deadline, the Company shall satisfy its remaining obligation under the Agreement, if any, with respect to such medical coverage by paying to the Executive a lump sum in cash equal to the estimated present value of such remaining coverage, based on the Company’s COBRA rates as then in effect, and such payment shall be imputed as income to the Executive.
          (c) The payment of each amount payable under this Agreement shall be deemed a separate “payment” for purposes of Section 409A of the Code.
8. Full Settlement; Mitigation
     The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counter-claim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others other than a claim, right or action for fraud after the individual is judicially determined to have committed such action. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
9. Indemnification

     9.1 Indemnification. If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless, to the fullest extent permitted by law with respect to him individually, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 9.1, and such indemnification shall continue even after the Effective Date and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) incurred by him personally in connection with any such proceeding or claim, or in connection with seeking to enforce his rights under this Section 9.1, to the fullest extent permitted by law with respect to him individually, any such advancement to be made within fifteen (15) days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For the avoidance of doubt, the provisions of this Section 9.1 shall not apply to any claim by or against the Executive arising out of or relating to this Agreement, other than an action by the Executive to enforce his right under this Section 9.1 or an action by the Company seeking declaratory relief concerning its duties under this Section 9.1.
     9.2 Liability Insurance. For at least six (6) years after the Termination Date, the Executive shall be entitled to officers’ and directors’ liability insurance coverage that is no less favorable to the Executive in any respect than (x) the coverage then provided to other directors and officers of the Company (as such coverage may be amended from time to time for such directors and officers) and (y) the coverage in effect for the Executive as of the Effective Date.
10. Miscellaneous
     10.1 Applicable Law. This Agreement shall, to the extent not superseded by federal law, be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

     10.2 Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement that specifies the provision of this Agreement being amended, waived or modified, and that is executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by either party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.
     10.3 Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall, to the extent more favorable to the Executive, control unless the Executive otherwise agrees in a signed writing that expressly refers to the provision of this Agreement whose control he is waiving.
     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed, addressed as follows:
If to the Executive:
Wm. Britton Greene
At the Executive’s principal residence
as set forth in the Company’s records.
With a copy to:
Morrison Cohen LLP
909 Third Avenue, 27th Floor
New York, NY 10022
Attn: Robert M. Sedgwick, Esq.
If to the Company:
The Compensation Committee of the Board of Directors of The St. Joe Company
c/o The St. Joe Company
133 South WaterSound Parkway
WaterSound, FL 32413
With a copy to:
Latham & Watkins LLP
355 S. Grand Ave.
Los Angeles, CA 90071-1560
Attn: James D.C. Barrall

or to such other addresses as either party furnishes to the other in writing in accordance with this Section 10.4. Notices and communications shall be effective when actually received by the addressee.
     10.5 Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     10.6 Strict Compliance. The Executive’s or Company’s failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
     10.7 Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by an arbitrator or a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     10.8 Captions: Counterparts. The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.
     10.9 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. Specifically this Agreement replaces and supersedes in its entirety any prior employment and/or severance agreement between the Company and the Executive, but it does not replace any obligation of the Company or its Affiliates that is preserved under this Agreement.
     10.10 Survivorship. The obligations of the Company and the Executive under this Agreement shall survive the Termination Date.
     10.11 Assignment. Except as provided in Section 6.1, the rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to the attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to so anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.

     10.12 Arbitration. Any claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company or its Affiliates, any Company Arrangement, the Executive’s employment with the Company, or the termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 5.7 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Panama City, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and this Section 10.12. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ fees and other professional fees and charges) incurred by him in connection with any such Covered Claim, or in connection with seeking to enforce his rights under this Section 10.12. Any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement; provided, however, that to the extent that it is determined through arbitration that the Executive’s claims were frivolous and without reasonable basis, the Executive shall promptly reimburse the Company for all costs and expenses advanced to the Executive in respect of such Covered Claim. Pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrator(s) otherwise provide.

     IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer, as of the date set forth above.

THE ST. JOE COMPANY	EXECUTIVE
/s/ Hugh M. Durden	/s/ Wm. Britton Greene

Name: Hugh M. Durden	Wm. Britton Greene
Title: Chairman of the Board

Exhibit A
FIRST MUTUAL RELEASE
1. Release by the Executive. In consideration of the payments and benefits to be made under Sections 3.2(a) through (f) of the Separation Agreement (the “Agreement”) dated as of February 25, 2011 between The St. Joe Company (the “Company”) and Wm. Britton Greene (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns (the “Executive Parties”), the Executive does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing, but specifically excluding Bruce R. Berkowitz, Charles Fernandez, Fairholme Capital Management, LLC, and Fairholme Funds, Inc. (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Florida Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws excepting only:
     (a) rights of the Executive provided under or preserved by this First Mutual Release and the Agreement;
     (b) rights of the Executive relating to equity awards and shares held by the Executive as of the Termination Date (as defined in the Agreement);
     (c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

     (d) rights to indemnification the Executive may have
          (i) under applicable corporate law or the Agreement,
          (ii) under the by-laws or certificate of incorporation of any Company Released Party, or
          (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
     (e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable Company policy; and
     (f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.
     (g) To the extent that this Section 1 is not enforceable against any of the Executive Parties, the Executive agrees to promptly indemnify and hold the Company harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims).
2. Release by Company.
     (a) The Company, on its own behalf and on behalf of each of the other Company Released Parties, hereby releases the Executive Parties from any and all claims that the Company Released Parties had or may ever have against the Executive Parties from the beginning of time and up to and including the date that Company has executed, and delivered, this Release.
     (b) Notwithstanding the foregoing, the release granted under Section 2(a) specifically excludes (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any claim based on willful misconduct by the Executive (with willful misconduct defined in this context to mean misconduct that is known by the Executive not to be in the interest of the Company); (iii) any claim for breach of this First Mutual Release or the Agreement by the Executive; (iv) any personal charges of the Executive on any Company credit card account; (v) the Company’s right to recoup payments to the Executive, to the extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act; and (vi) any wrongful act or omission occurring after the date that the Company has executed, and delivered, this First Mutual Release.
     (c) To the extent that this Section 2 is not enforceable against any Company Released Party, the Company agrees to promptly indemnify and hold the Executive harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims) released by this Release.

3. No Admissions. The Company and the Executive acknowledge and agree that the releases provided in Section 1 and 2 are not to be construed in any way as an admission of any liability whatsoever by any Company Released Party or by the Executive, any such liability being expressly denied.
4. Application to all Forms of Relief. This First Mutual Release applies to any relief for released claims no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
5. Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this First Mutual Release is, among other things, a specific waiver of his or her right, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
6. No Complaints or Other Claims. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
7. Voluntariness. The Executive agrees that he is relying solely upon his own judgment; that the Executive is over 18 years of age and is legally competent to sign this First Mutual Release; that the Executive is signing this First Mutual Release of his own free will; that the Executive has read and understood the First Mutual Release before signing it; and that the Executive is signing this First Mutual Release in exchange for consideration that he believes is satisfactory and adequate.
8. Legal Counsel. The Executive acknowledges that he has been informed of the right to consult with legal counsel of his choice and has done so.
9. Complete Agreement/Severability. This First Mutual Release together with the Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this First Mutual Release. All provisions and portions of this First Mutual Release are severable. If any provision or portion of this First Mutual Release or the application of any provision or portion of the First Mutual Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this First Mutual Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Acceptance. The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this First Mutual Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this First Mutual Release at, any time within this period of time by signing the First Mutual Release and returning it to the Company, and if he signs this agreement prior to the expiration of the twenty-one (21) day period, he waives the balance of that period. This First Mutual Release shall also become null and void if not countersigned by the Company, and delivered to the Executive, no later than the Termination Date (as defined in the Agreement).
11. Revocability. This First Mutual Release shall not become irrevocable as against the Executive until seven (7) calendar days after the Executive signs it. The Executive may revoke his acceptance of this First Mutual Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period, in order to be effective and, if so received, would void this First Mutual Release for all purposes.
12. Governing Law. Except for issues or matters as to which federal law is applicable, this First Mutual Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof.
[Signature Page to Follow]

Please indicate your acceptance of this First Mutual Release by signing and dating this release and returning it to the Company. A duplicate of this release is enclosed for your records. This First Mutual Release may also be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile by either parties (including, without limitation, by “pdf”) shall be effective for all purposes.
ACCEPTED AND AGREED:
    /s/ Wm. Britton Greene
Wm. Britton Greene
Date:  2/25/11
The St. Joe Company
By: /s/ Hugh M. Durden
Name: Hugh M. Durden
Title: Chairman
Date: Feb 28, 2011

Exhibit B
SECOND MUTUAL RELEASE
1. Release by the Executive. In consideration of the payments and benefits to be made under Sections 3.2(a) through (f) of the Separation Agreement (the “Agreement”) dated as of February 25, 2011 between The St. Joe Company (the “Company”) and Wm. Britton Greene (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns (the “Executive Parties”), the Executive does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing, but specifically excluding Bruce R. Berkowitz, Charles Fernandez, Fairholme Capital Management, LLC, and Fairholme Funds, Inc. (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Florida Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws excepting only:
     (a) rights of the Executive provided under or preserved by this Second Mutual Release and the Agreement;
     (b) rights of the Executive relating to equity awards and shares held by the Executive as of the Termination Date (as defined in the Agreement);
     (c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

     (d) rights to indemnification the Executive may have
          (i) under applicable corporate law or the Agreement,
          (ii) under the by-laws or certificate of incorporation of any Company Released Party, or
          (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
     (e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with applicable Company policy; and
     (f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to applicable Company policy.
     (g) To the extent that this Section 1 is not enforceable against any of the Executive Parties, the Executive agrees to promptly indemnify and hold the Company harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims).
2. Release by Company.
     (a) The Company, on its own behalf and on behalf of each of the other Company Released Parties, hereby releases the Executive Parties from any and all claims that the Company Released Parties had or may ever have against the Executive Parties from the beginning of time and up to and including the date that Company has executed, and delivered, this Release.
     (b) Notwithstanding the foregoing, the release granted under Section 2(a) specifically excludes (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any claim based on willful misconduct by the Executive (with willful misconduct defined in this context to mean misconduct that is known by the Executive not to be in the interest of the Company); (iii) any claim for breach of this Second Mutual Release or the Agreement by the Executive; (iv) any personal charges of the Executive on any Company credit card account; (v) the Company’s right to recoup payments to the Executive, to the extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act; and (vi) any wrongful act or omission occurring after the date that the Company has executed, and delivered, this Second Mutual Release.
     (c) To the extent that this Section 2 is not enforceable against any Company Released Party, the Company agrees to promptly indemnify and hold the Executive harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims) released by this Release.

3. No Admissions. The Company and the Executive acknowledge and agree that the releases provided in Section 1 and 2 are not to be construed in any way as an admission of any liability whatsoever by any Company Released Party or by the Executive, any such liability being expressly denied.
4. Application to all Forms of Relief. This Second Mutual Release applies to any relief for released claims no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
5. Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this Second Mutual Release is, among other things, a specific waiver of his or her right, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
6. No Complaints or Other Claims. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
7. Voluntariness. The Executive agrees that he is relying solely upon his own judgment; that the Executive is over 18 years of age and is legally competent to sign this Second Mutual Release; that the Executive is signing this Second Mutual Release of his own free will; that the Executive has read and understood the Second Mutual Release before signing it; and that the Executive is signing this Second Mutual Release in exchange for consideration that he believes is satisfactory and adequate.
8. Legal Counsel. The Executive acknowledges that he has been informed of the right to consult with legal counsel of his choice and has done so.
9. Complete Agreement/Severability. This Second Mutual Release together with the Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Second Mutual Release. All provisions and portions of this Second Mutual Release are severable. If any provision or portion of this Second Mutual Release or the application of any provision or portion of the Second Mutual Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Second Mutual Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Acceptance. The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this Second Mutual Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this Second Mutual Release at, any time within this period of time by signing the Second Mutual Release and returning it to the Company, and if he signs this agreement prior to the expiration of the twenty-one (21) day period, he waives the balance of that period. This Second Mutual Release shall also become null and void if not countersigned by the Company, and delivered to the Executive, no later than the Termination Date (as defined in the Agreement).
11. Revocability. This Second Mutual Release shall not become irrevocable as against the Executive until seven (7) calendar days after the Executive signs it. The Executive may revoke his acceptance of this Second Mutual Release at any time within that seven (7) calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period, in order to be effective and, if so received, would void this Second Mutual Release for all purposes.
12. Governing Law. Except for issues or matters as to which federal law is applicable, this Second Mutual Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof.
[Signature Page To Follow]

Please indicate your acceptance of this Second Mutual Release by signing and dating this release and returning it to the Company. A duplicate of this release is enclosed for your records. This Second Mutual Release may also be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile by either parties (including, without limitation, by “pdf”) shall be effective for all purposes.
ACCEPTED AND AGREED:
__________________________________
Wm. Britton Greene
Date: _____________________
The St. Joe Company
By: ______________________________
Name:
Title:
Date: _____________________

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